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                                                                    EXHIBIT 99.1

Press Release

mPhase Technologies Terminates Proposal for Purchase of Pliant Systems Assets

NORWALK, Conn. --(BUSINESS WIRE)--July 23, 2001--mPhase Technologies Inc.
(OTCBB: XDSL - news) announced that its previously announced agreement in
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principle to acquire the assets of Pliant Systems Inc. (OTCBB: PLNS - news),
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which had filed a petition under Chapter 11 of the United States Bankruptcy Code at the U.S. Bankruptcy Court for the Eastern District of North Carolina, in May, 2001, has been terminated.

According to mPhase, the proposed transaction, pursuant to the term sheet entered into by the parties on July 2, 2001, which called for mPhase to acquire substantially all of Pliant's assets for approximately $3.6 million, comprised of $2.4 million in cash and $1.2 million in collected accounts receivables, was refected by Pliant's creditor's committee, represented by the Loomis Bond Fund. The creditor committee of Pliant submitted a counterproposal to mPhase which would have required that the Company pay in excess of $4.0 million in cash for Pliant's assets; mPhase has rejected the counterproposal.

MPhase has been advised that, in lieu of the proposed transaction with mPhase, Pliant is expected to be liquidated and its remaining employees terminated.

"We are disappointed that the Pliant Creditor Committee was unwilling to accept mPhase's proposal to acquire the subject assets of Pliant," said mPhase president and CEO Ronald A. Durando. "We obviously feel that both the remaining employees of Pliant and mPhase's shareholders would have been well-served by such a transaction. mPhase will continue on course to execute its strategic plan and our ability to do so remains unaffected by the termination of the Pliant transaction."

About Pliant Systems

Pliant, a leading designer of multi-service integrated access platforms for the telecommunications industry, had continued to operate the business and manage its assets as a debtor in possession and had sought Chapter 11 protection in order to facilitate an orderly sale of its business and assets to a third party. The Pliant Creditor Committee has indicated to mPhase that Pliant's remaining assets will now be liquidated and its remaining employees terminated.

About mPhase Technologies

mPhase Technologies, the leading designer of broadcast digital television and high-speed data solutions for the telecommunications industry, offers DSL-based services via its Traverser(TM) Digital Video and Data Delivery System and provides telcos worldwide with a complete line of
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DSL components. The award-winning Traverser DVDDS enables telephone companies worldwide to cost-effectively and reliably transmit up to 400 channels of MPEG-2 quality, broadcast (real time) digital television programming utilizing a NIP-based platform, high-speed Internet access and traditional telephone service, simultaneously, over existing copper telephone lines. The Company believes that by avoiding transmission of video over traditional IP- or ATM-based networks, it possesses the capability to deliver a superior, more reliable and cost-effective video experience to the end user. The comprehensive package offered by mPhase and mPhase Television.net provides telcos with turnkey systems that couple technology with content, thereby enhancing their revenue opportunities. The mPhase DSL Components Line includes a full suite of products including the mPhase iPOTS(TM) (Intelligent POTS Splitter Shelf), Test Access Shelf, traditional POTS Splitter Shelf and In-Line Filters. More information is available by calling mPhase Sales at 203.838.2741 or by writing to info@mPhaseTech.com. More information may also be obtained by visiting the
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Company's web site at www.mPhaseTech.com.
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Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include the following: fluctuations in customer demand; the Company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company's markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company's Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Risk Factors" in the Company's 10-KSB and 10-QSB federal filings.
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Contact:
mPhase Technologies, Inc.
Michael N D Meek
203.854.1343
michaelmeek@mphasetech.com
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